EXHIBIT 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) (1) (iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated April 30, 2008 (including amendments thereto) with respect to the Common Stock of Levitt Corporation This Joint Filing Agreement shall be filed as an Exhibit to such Statement.
Dated: April 30, 2008

Prescott Group Capital Management, L.L.C.
By:	/s/ Phil Frohlich
Phil Frohlich, Managing Member

Prescott Group Aggressive Small Cap, L.P. By: Prescott Group Capital Management, L.L.C., its general partner
By:	/s/ Phil Frohlich
Phil Frohlich, Managing Member

Prescott Group Aggressive Small Cap II, L.P. By: Prescott Group Capital Management, L.L.C., its general partner
By:	/s/ Phil Frohlich
Phil Frohlich, Managing Member

Phil Frohlich
By:	/s/ Phil Frohlich
Phil Frohlich